Press Release

Contact:

John C. Stoddart
Shareholder Relations Officer
484-881-4141
john.stoddart@fnbchestercounty.com

     First National Bank of Chester County Announces Four Promotions and Corporate Reorganization

     (April 29, 2002) First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County ("the Bank"), announced the promotion of Kevin C. Quinn to Chief Operating Officer. Mr. Quinn will be responsible for day-to-day operations of the Bank and will continue to report to Charles E. Swope, President, CEO and Chairman of the Board. To better serve First Nationals growing customer base, First National has established a Personal Banking Division catering to the financial service needs of the retail and small business customer. Peter J. D'Angelo has been selected to manage this division. Additionally, First National has established the Business Banking Division to focus on a full range of services to commercial and government banking clients. Mr. David W. Glarner has been chosen to lead the Business Banking Division. Mr. William D. Wagenmann was also promoted in this restructuring and is now Executive Vice President of Administrative services.

     Bibliographies of Quinn, D'Angelo, Glarner and Wagenmann are included below:

     Mr. Kevin C. Quinn, Chief Operating Officer

     Kevin C. Quinn, Executive Vice President was promoted to Chief Operating Officer. Mr. Quinn joined the bank in 1983. During that time, Quinn has held various positions. Since 1990, he has managed the Financial Management Services Division. He has also served as Assistant Treasurer of First Chester County Corporation since 1986.

     Mr. Quinn's current community activities include serving as Director of Chester County Chamber of Business and Industry, Director of Chester County Bar Foundation, Vice President of Bishop Shanahan High School Advisory Board, Trustee of Community Volunteers in Medicine, Chairman of Pennsylvania Bankers Association Group 2, Director of Chester County Flag Foundation, Past President of Rotary Club of West Chester, and member of Chester County Council Boy Scouts of America Flag Day Committee.

     Quinn received his MBA and BS from St. Joseph's University and lives in West Goshen with his wife, Barbara, and three children, Kevin, Christopher and Molly.

     Mr. Peter J. D'Angelo, Executive Vice President

     Peter J. D'Angelo was promoted to oversee the Personal Banking Division. Mr. D'Angelo started with First National Bank of Chester County in 1986 and has directed the Commercial Loan Department.

     Mr. D'Angelo is involved in many community activities including Past President of Chester County Bankers Association, Past President of Kennett Area Jaycees, Past President and Member of Kennett Lions Club, Boast Member of West Chester Area YMCA, and Board Member of Kennett Education Foundation.

     Mr. D'Angelo attended the Graduate School of Consumer Banking. He resides in East Marlboro, with his wife, Lucy, and three children.

     Mr. David W. Glarner, Executive Vice President

     David W. Glarner was promoted to Executive Vice President of Business Banking Division of First National Bank of Chester County. Mr. Glarner has been with the bank for 32 years and most recently directed the Commercial Mortgage Department.

     He is active in the community, having served as Board Member and Finance Chair of Habitat for Humanity of Chester County, and is the incoming President of the Lions Club of West Chester. He is also a member of the Mortgage Bankers Association of Greater Philadelphia, and the Homebuilders Association of Chester and Delaware Counties.

     Mr. Glarner is a graduate of West Chester State College, the PBA School of Banking at Bucknell University, and the ABA Graduate School of Real Estate Finance. Mr. Glarner and his wife, Regine, have one son, David, and reside in West Bradford Township.

     Mr. William D. Wagenmann, Executive Vice President

     William D. Wagenmann was promoted to Executive Vice President of Administrative Services Division. Mr. Wagenmann has been employed by First National Bank of Chester County as Senior Vice President, Administrative Services Division since September 1997. Mr. Wagenmann has over 35 years of experience in Human Resources/Administrative Services.

     Mr. Wagenmann is very active in civic and charitable organizations including Chapter President of Society for Human Resource Management, Board Member of West Chester Community Center, Advisory Board Member of Chester County Intermediate Unit, The Chester County Human Resource Society; Past President of Utility Emergency Services Fund, United Way, Lions Club, and Past President and Educational Director of Berks Chapter of the American Institute of Banking.

     Wagenmann holds a M.Ed. Degree from Temple University, Certificate in Advanced Management from the Harvard Graduate School of Business, BA degree in Banking and Finance from Alvernia College and a BS degree in Biology and Secondary Education from Kutztown University. Mr. Wagenmann lives in Caln Township with his wife, Kathryn. They have four children, Kate, Bill, Joe, and Jeff, and five grandchildren.

     Chairman's Remarks

     Swope said, "with the tremendous financial growth the Bank has experienced in these last few years, we are restructuring to enhance customer service and prepare for future growth. First National Bank of Chester County now has combined assets of the Bank and Financial Management Services assets under management of over one billion dollars."

     Contact Information

     First Chester County Corporation has 4,424,300 shares outstanding and is traded the over-the-counter under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations department at
     (484)     881-4141     or    visit    its     interactive     website    at
     www.fnbchestercounty.com.